Exhibit 99.1

One Horizon Group CEO Brian Collins completes United Nations Discussions on OHGI VoIP Latin American Roll-Out

One Horizon Group to Establish Latin American Subsidiary

LIMERICK, IRELAND (December 17, 2015) – One Horizon Group, Inc. (NASDAQ: OHGI), a leading carrier-grade VoIP solution for mobile providers and smartphones, announced today that its CEO Brian Collins met with delegates and United Nations officials at the New York U.N. HQ earlier this week. The discussions focused on One Horizon Group’s expansion plans into Latin American markets on the heals of the board approval to develop a Latin telecom subsidiary. OHGI plans to deploy an early stage pilot program for new Latin American telco carriers starting in January 2016.

One Horizon Group CEO Brian Collins noted, “The Latin American market is a massive opportunity for One Horizon. We are working smart, moving into social impact applications utilizing public and private partnerships to deploy our next generation VoIP services for poverty stricken countries and political agendas. We feel by enabling this demographic with our calling technology, it will help to accelerate our international telco go-to-market and expansion strategy. We are honored to be working with officials from the United Nations and expect to announce some productive news in the coming weeks.”

One Horizon Group, Inc. operates an industry leading proprietary optimized-for-mobile VoIP calling solution that monetizes telco infrastructure to deliver more users and clearer calling programs at a fraction of the cost to both the carrier and the consumer. The Company also licenses its software and hosted-VoIP services to network operators throughout the world including Smart Communication in the Philippines, PT Smartfren Telecom in Indonesia and Singapore Telecommunications in Singapore.

About One Horizon Group, Inc.

One Horizon Group Inc.'s business is to optimize communications over the Internet through its wholly owned subsidiary, Horizon Globex GmbH, Zug, which develops and markets one of the world's most bandwidth-efficient mobile voice over Internet Protocol (VoIP) platforms for smartphones, and also offers a range of other optimized data Applications including messaging and mobile advertising. The Company controls and operates the Aishuo mobile VoIP service in China. Horizon Globex GmbH is an ISO 9001 and ISO 20000-1 certified company. The Company has operations in Ireland, Switzerland, the United Kingdom, China, India, Singapore and Hong Kong. For more information on the Company, its products and services, please visit www.onehorizongroup.com.

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

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